Exhibit 99.1

Lucid Energy Group II, LLC

Consolidated Financial Statements as of December 31, 2021 and for the year ended December 31, 2021.

LUCID ENERGY GROUP II, LLC

TABLE OF CONTENTS

Page

Report of Independent Auditors	3

Consolidated Balance Sheet	5

Consolidated Statement of Operations	6

Consolidated Statement of Changes in Members’ Equity	7

Consolidated Statement of Cash Flows	8

Notes to Consolidated Financial Statements	9 - 32

Report of Independent Auditors

To the Board of Managers and Members of Lucid Energy Group II, LLC

Opinion

We have audited the accompanying consolidated financial statements of Lucid Energy Group II, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statement of operations, change in members’ equity and cash flow for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 25, 2022

LUCID ENERGY GROUP II, LLC

CONSOLIDATED BALANCE SHEET

(AMOUNTS IN THOUSANDS)

December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,180
Accounts receivable, net of allowance of $4,044	187,303
Prepaid expenses and other current assets	5,634

Total current assets	235,117
NON-CURRENT ASSETS:
Property, plant and equipment (See Note 2.)	1,459,143
Accumulated depreciation	(187,339)

Property, plant and equipment, net	1,271,804
Goodwill	173,354
Other assets	33,400

Total non-current assets	1,478,558

TOTAL ASSETS	$1,713,675

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,036
Accrued liabilities	127,869
Current asset retirement obligations	452
Current deferred revenue	9,000
Current portion of notes payable	15,000
Current obligation under capital lease	1,955
Other current liabilities	237

Total current liabilities	167,549
NON-CURRENT LIABILITIES:
Notes payable, net of current portion and deferred financing costs	1,458,147
Capital lease obligations	9,089
Asset retirement obligations	9,233
Deferred revenue (See Note 2.)	20,782
Other liabilities	498

Total non-current liabilities	1,497,749

TOTAL LIABILITIES	1,665,298

COMMITMENTS AND CONTINGENCIES (See Note 17.)
EQUITY:
Members’ capital
Class A Units, 1,019,162 units authorized, issued, and outstanding	23,869
Class B Units, 100,000 units authorized, issued, and outstanding	18,080
Class D Units, 52,049 units authorized, issued, and outstanding	36,274

Total Members’ Capital	78,223
Accumulated deficit	(29,846)

Total equity	48,377

TOTAL LIABILITIES AND EQUITY	$1,713,675

The accompanying notes are an integral part of these Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(AMOUNTS IN THOUSANDS)

Year ended December 31, 2021
REVENUES:
Product sales (See Note 2.)	$25,816
Fee revenue (See Note 2.)	499,029

Total revenues	524,845

COSTS AND OPERATING EXPENSES:
Cost of sales exclusive of depreciation (See Note 2.)	25,816
Operating expenses	132,164
General and administrative expenses	36,186
Depreciation, accretion and amortization expense	62,540
Loss on asset disposal	106,664

Total costs and operating expenses	363,370

OPERATING INCOME	161,475

OTHER INCOME (EXPENSE):
Interest and other income (expense)	(16)
Interest expense	(62,679)
Loss on extinguishment of debt	(26,576)
Loss on interest rate derivatives	(85)

Total other expense	(89,356)

INCOME BEFORE TAXES	72,119
Income tax benefit	2,055

NET INCOME	$74,174

The accompanying notes are an integral part of these Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

(AMOUNTS IN THOUSANDS, EXCEPT UNIT DATA)

	Class A Units	Class B Units	Class D Units	Members’ Capital	Accumulated Earnings (Deficit)	Total
BALANCE at December 31, 2020	1,019,162	100,000	52,049	$511,924	$(104,020)	$407,904
Equity distribution	—	—	—	(436,000)	—	(436,000)
Unit-based compensation	—	—	—	2,299	—	2,299
Net income	—	—	—	—	74,174	74,174

BALANCE at December 31, 2021	1,019,162	100,000	52,049	$78,223	$(29,846)	$48,377

The accompanying notes are an integral part to these Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

Year Ended December 31, 2021
OPERATING ACTIVITIES:
Net income	$74,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion and amortization	62,540
Bad debt expense	(1,480)
Non-cash amortizations	6,751
Unit-based compensation expense	2,299
Loss from asset disposal	106,664
Change in value of inventory	1,663
Change in fair value of derivatives	(5,450)
Loss on extinguishment of debt	26,576
Deferred income taxes	(2,057)
Changes in operating assets and liabilities:
Accounts receivable	(106,414)
Prepaid expenses and other assets	(627)
Accounts payable and accrued liabilities	41,403
Deferred revenue	23,884

Net cash provided by operating activities	229,926

INVESTING ACTIVITIES:
Capital expenditures on property, plant and equipment	(75,813)
Proceeds from sale of assets	18,566

Net cash used in investing activities	(57,247)

FINANCING ACTIVITIES:
Issuance of notes payable, net of discounts	1,494,650
Repayment on notes payable	(1,182,000)
Deferred financing costs	(15,730)
Debt prepayment costs	(4,168)
Payment of capital lease obligations	(1,515)
Redemption of redeemable Class C Units	(4,875)
Member distributions	(435,919)

Net cash used in financing activities	(149,557)

NET INCREASE IN CASH, RESTRICTED CASH AND CASH EQUIVALENTS	23,122
CASH, RESTRICTED CASH AND CASH EQUIVALENTS — Beginning of period	19,058

CASH, RESTRICTED CASH AND CASH EQUIVALENTS — End of period	$42,180

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$54,049
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets purchased included in accrued liabilities	$21,011
Original issue discount on notes payable	$15,350
Capital leases	$1,532
Asset retirement obligations	$1,584
Member distributions	$81

The accompanying notes are an integral part to these Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business

Organization

Lucid Energy Group II, LLC (together with our consolidated subsidiaries, the “Company,” “LEG II,” “we,” “our,” or similar terms) is a Delaware limited liability company formed on December 15, 2015 between Lucid Energy Management II, LLC (“LEM”) and EnCap Flatrock Midstream Fund III, L.P. (“EFM”). The initial member contribution was made during January 2016. The Company was formed for the purpose of developing and operating assets generally considered “midstream” through its wholly-owned subsidiaries.

On February 16, 2018, LEG II closed a transaction involving a series of steps including a recapitalization (the “Recapitalization”). In connection with the closing, LEG II and its subsidiaries terminated and paid off its existing credit facilities, redeemed its preferred units and entered into new revolving and term credit facilities. In addition, certain affiliates of Riverstone and Goldman Sachs (the “Buyers”) purchased the equity interests EFM held in LEG II and a portion of the equity interests Lucid management held in LEG II. Immediately after the Recapitalization, the Buyers and Lucid management owned approximately 96.3% and 3.7%, respectively, of the equity interests in LEG II. Immediately following these steps, the equity of LEG II, now held by the Buyers and Lucid management, was recapitalized into a single class of equity. See Note 11. Notes Payable, and Note 18. Equity for additional discussion on the debt and equity related transactions completed during February 2018 as part of the Recapitalization.

Lucid Energy Group II Holdings, LLC (“LEG II Holdings”) is a Delaware limited liability company formed on June 30, 2016 and is a subsidiary of Lucid Energy Group II, LLC. LEG II Holdings was formed as a holding company to own assets primarily engaged in the business of constructing and operating facilities as a provider of midstream services. Operations are limited to holding interests in operating subsidiaries as further described herein.

On June 30, 2016, Lucid NewMex Holdings, LLC (“LNH”), a Delaware limited liability company, was formed as a wholly-owned subsidiary of LEG II Holdings. LNH was formed for the sole purpose of a future merger with and into Agave Energy Holdings Inc. (“AEH”), a company to be acquired.

On July 15, 2016, Lucid Energy Delaware, LLC (“LED”), a Delaware limited liability company, became a wholly-owned subsidiary of LEG II Holdings. LED was formed in anticipation of the acquisition of certain assets known as the “South Carlsbad Assets” and to construct and operate facilities as a provider of midstream services to natural gas and crude oil producers, including natural gas gathering, processing, compression, dehydration, treating, conditioning and transportation of residue gas and natural gas liquids (“NGLs”).

On September 1, 2016, LED, acquired from Agave Energy Company (“AEC”) the South Carlsbad Assets (the “South Carlsbad Acquisition”), consisting primarily of natural gas gathering, treating, compression, and processing facilities located in southeastern New Mexico in the counties of Lea and Eddy. Immediately after closing the South Carlsbad Acquisition, the Company consummated a transaction for the purchase of all the outstanding stock of AEH. AEH is a holding company that holds interest in its operating subsidiary AEC, a provider of midstream services to natural gas and crude oil producers, including natural gas gathering, processing, compression, dehydration, treating, conditioning and transportation of residue gas, NGLs and crude oil in New Mexico. LNH then merged with and into AEH (the “Agave Merger”), a Delaware corporation. As a result of the Agave Merger, LEG II Holdings acquired all the outstanding stock of AEH.

On January 8, 2018, Lucid Energy Group II Guarantor, LLC (“LEG II Guarantor”) and Lucid Energy Group II Borrower, LLC (“LEG II Borrower”) were formed upon execution of Delaware limited liability company agreements in contemplation of the closing of the recapitalization transaction discussed below. LEG II Guarantor was formed to act as guarantor and LEG II Borrower was formed to act as borrower in connection with the execution of new term and revolving credit facilities entered into in association with the recapitalization transaction. LEG II Guarantor is a subsidiary of its sole member, LEG II and LEG II Borrower is a subsidiary of its sole member, LEG II Guarantor.

On August 21, 2018, the Company’s wholly-owned subsidiaries, AEH and AEC changed their names to Lucid Artesia Holdings Inc. (“LAH”) and Lucid Artesia Company (“LAC”), respectively.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 11, 2021, the Company, through a wholly-owned subsidiary, closed on a transaction with a third party (“the Artesia Buyer”) to sell its ownership interests in LAH and LAC. See Note 4. Acquisitions and Divestitures for additional discussion of the transaction.

Nature of Business

The Company primarily provides midstream energy services, including gathering, compressing, treating, processing, transporting, and selling natural gas and NGLs in southeastern New Mexico primarily in the counties of Lea and Eddy.

The Company’s midstream energy asset network includes approximately 1,076 miles of pipelines, six natural gas processing plants with approximately 1,120 million cubic feet per day of nameplate processing capacity, 7,250 gallons per minute of CO2 treating capacity, 177,965 horsepower of compression as well as purchasing and marketing capabilities. All operations are based in the United States and sales are derived primarily from domestic customers.

The Company’s natural gas business is primarily focused on transporting liquids-rich natural gas in our market areas to our treating facilities and processing plants through our gathering systems which consist of networks of pipelines that collect natural gas from points at or near producing wells. We operate processing plants that separate natural gas liquids from the natural gas stream as well as treating facilities that strip out carbon dioxide and hydrogen sulfide from the natural gas stream. In conjunction with the gathering business, we may provide compression services for gas delivered to us on a low-pressure basis. We may also purchase natural gas and NGLs from producers and other supply sources and sell the natural gas or NGLs to customers on pipelines as part of servicing our contracts.

Fees are primarily earned by the Company for gathering, compressing, transporting, treating and/or processing natural gas. The fee can be paid through various fee-based contractual arrangements, which include stated fee-only contract arrangements or arrangements with fee-based components where commodities are purchased and resold in connection with providing the related service and the Company receives its fees through payment in product. Net margins are earned under our purchase and resell contract arrangements primarily as a result of stated service-related fees, which are deducted from the price of the commodities purchased. While transactions vary in form, the essential element of most of the Company’s transactions is the use of the Company’s assets to gather, process and treat natural gas for a producer and to deliver the processed and treated product to the tailgate of the plant or pipeline for transportation of the product to the end-user or marketer.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. These Consolidated Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) and present the financial position, results of operations and cash flows. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including disclosures of contingent assets and liabilities, if any, as of the balance sheet date and the reported results of operations during the period. Significant estimates made by management include, but are not limited to, allowance for doubtful accounts, estimates of capital expenditures, useful lives for depreciation and amortization, estimates of future cash flows and other assumptions associated with long-lived asset impairment tests, estimates of future abandonment obligations and economic lives used in recording asset retirement obligations, accrued revenues, accrued cost of products purchased, accrued liabilities, deferred tax assets and liabilities, when applicable, fair value measurements, and commitments and contingencies. The estimates and assumptions used in the accompanying audited Consolidated Financial Statements are based upon management’s evaluation of the relevant facts and circumstances as of the balance sheet dates. While management is not aware of any significant revisions to any of its current year-end estimates, there may be future revisions to its estimates resulting from matters such as revisions in estimated natural gas or natural gas liquids volumes, re-allocations by pipelines, or other corrections and adjustments common in the midstream industry. These types of adjustments, if any, cannot be currently estimated and will be recorded in the period in which the adjustment occurs.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured limits. Cash balances are maintained at high-quality financial institutions and the Company believes the credit risk related to these cash balances is immaterial.

Accounts Receivable

Accounts receivable are presented in the Consolidated Balance Sheets at their outstanding balances, net of the allowance for doubtful accounts. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and reserves are recorded for doubtful accounts based upon management’s estimate of collectability at the time of review. The Company enters into netting arrangements with counterparties to the extent possible to mitigate credit risk. Amounts outstanding under these netting arrangements are presented on a net basis in the Consolidated Balance Sheets. Accounts receivable is net of $4.0 million of allowance for doubtful accounts as of December 31, 2021. From time to time, the Company may have potential amounts whose receipt are contingent on the occurrence of specified events. The Company’s policy is not to record a receivable until the specified events have occurred and realization is relatively certain.

Concentration of Credit Risk

The Company is exposed to credit risk from its accounts receivable. We believe the risk is limited since our customers represent a broad and diverse group of energy marketers and end-users. Historically, the Company has not experienced significant losses related to accounts receivable and, therefore, believes that the credit risk related to accounts receivable is minimal.

The Company’s consolidated total revenues on the Consolidated Statements of Operations represent net revenues which include gross fees, or revenues received from customers, less the cost of sales paid to certain producers. The fees received from customers disclosed below represent all customers that individually represented 10% or more of consolidated revenues. The percentages presented are calculated as 10% of the Company’s consolidated total gross fees received prior to the netting of the cost of sales, which is a component of consolidated total revenues.

For the year ended December 31, 2021, three companies represented 15%, 10% and 8% of gross revenues.

When interest rate derivative instruments are outstanding, the Company is exposed to credit risk in the event of non-performance by counterparties. It is the Company’s practice to enter into interest derivative contracts only with counterparties which are creditworthy financial institutions that have investment grade ratings, and that management deems competent.

Prepaid Expenses and Other Current Assets

The Company’s prepaid expenses balance is primarily related to prepaid insurance, which represents the unamortized balance of insurance premiums, or other prepaid services and products. These payments are amortized on a straight-line basis over the policy or service term.

Periodically, the Company posts deposits refundable in the next 12 months in other current assets. Also included in other current assets are inventory items consisting of crude oil in tank, which is stated at the lower of cost or market determined by using first-in, first-out method, and expendable parts inventory for parts and supplies.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Property, plant and equipment is stated at either cost or the estimated fair value as of the acquisition date when acquired through a business combination. We also capitalize certain costs directly related to the construction of assets, including internal labor costs and interest costs. Major improvements that extend the useful life, increase capacity, or prevent environmental contamination are capitalized and charged to expense through depreciation. The cost of routine maintenance and repairs is expensed as incurred.

Depreciation and amortization of property, plant and equipment is computed on the straight-line method over useful lives ranging from three to 30 years.

Upon retirement, sale, or other disposition of property, plant and equipment, the cost and accumulated depreciation are eliminated, and the gain or loss is included in operating income in the Consolidated Statements of Operations.

The Company reviews property, plant and equipment to assess recoverability from projected future undiscounted cash flows whenever events or changes in facts and circumstances indicate that the carrying value of the assets may not be recoverable. The future cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating costs, and other factors. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company would recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company recorded no impairment during the year ended December 31, 2021. See Note 4. Acquisitions and Divestitures for discussion on reduction in property, plant, and equipment related to dispositions.

Goodwill

Goodwill is the amount by which the purchase price of acquired net assets in a business combination exceeds the fair value of net identifiable assets on the date of purchase. The Company reviews goodwill for impairment at the reporting unit level annually on the first day of the fourth quarter or whenever events and changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is evaluated for impairment either under a qualitative assessment approach or a quantitative approach depending on facts and circumstances of a reporting unit, including the excess of fair value over carrying amount in previous assessments, if any, and changes in the business environment. If the Company determines that it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount, a quantitative impairment test is performed. In the quantitative goodwill impairment test, the Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value, no impairment loss is recognized. However, if the carrying amount exceeds the fair value, the goodwill of the reporting unit is impaired, and the amount of such excess is recognized as an impairment loss upon writing down goodwill to its fair value. The Company recorded no impairment during the year ended December 31, 2021. See Note 4. Acquisitions and Divestitures for discussion on reduction in goodwill related to disposition.

Other Assets

The Company enters into various contractual arrangements that result in the transfer of assets for no upfront compensation or cash payments, resulting in more favorable long-term contractual terms for the Company. The fair value of the assets transferred are reflected as long-term contract assets. These deferred amounts are amortized over the term of the related contract into the appropriate revenue or cost of sales accounts.

The Company has recognized installation costs on various other leasing agreements. These deferred amounts are amortized on a straight-line basis over the term of the related contract. Additionally, Other assets also include debt issuance costs associated with the revolving credit facility with no outstanding debt balance.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations

In accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 410, Asset Retirement and Environmental Obligations, the Company recognizes liabilities for retirement obligations associated with its gas gathering systems and processing facilities. Such liabilities are recognized when there is a legal obligation associated with the retirement of the assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment. At least annually, the Company reviews the assumptions used to calculate the asset retirement obligations to determine if any revisions are necessary. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost.

The asset retirement liability is based on future retirement cost estimates and incorporates many assumptions, such as time to permanent removal, future inflation rates and the credit adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value. Over time, the liability is accreted to its future value. Accretion expense is included in Depreciation, accretion, and amortization expense in our Consolidated Statements of Operations.

The asset retirement cost is depreciated using the straight-line depreciation method similar to the method used for the associated property, plant and equipment. Given the unobservable nature of the inputs, the measurement of the asset retirement obligations was classified as Level 3 in the fair value hierarchy.

Income Taxes

The Company is a limited liability company treated as a flow-through entity for income tax purposes. There is no benefit or provision for federal or state income tax in the accompanying Consolidated Financial Statements apart from the income taxes attributable to our subsidiary, LAH and its wholly-owned subsidiaries, acquired in connection with the Agave Merger that are treated as a consolidated C-corporation (the “C-Corp”) for income tax purposes. See Note 1. Organization and Nature of Business for additional discussion on the Agave Merger. Income tax obligations, attributable to the C-Corp, were assumed by the Artesia Buyer of LAH and its wholly-owned subsidiary in November 2021 and subsequent to the disposition, the Company will no longer record a benefit or provision for federal or state income tax in the Consolidated Financial Statements. See Note 4. Acquisitions and Divestitures for additional discussion of the transaction.

As the Company is treated as a flow-through entity for income tax purposes, except for the treatment of the C-Corp, net taxable income or loss of the Company and any tax credits, for federal income tax purposes, are deemed to pass to the members for purposes of tax reporting and are included in the Company’s tax returns even though such net taxable income or loss and tax credits may not have actually been distributed.

Income taxes attributable to the C-Corp, prior to its sale, were accounted for under the assets and liabilities method. Deferred tax assets and liabilities were recorded for the estimated future tax consequences attributable to differences between items that were recognized in the Consolidated Financial Statements and tax returns in different years. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences were expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates was recognized as income in the period that includes the enactment date. For income tax benefits to be recognized, including uncertain tax benefits, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized was measured as the largest amount of the benefit that is more likely than not to be realized upon ultimate settlement. A valuation allowance was established against net deferred tax assets when it was more likely than not that some or all of the net deferred tax assets would not be realized. Changes in recognition or measurement were reflected in the period in which the change in judgment occurred. Interest and penalties associated with income taxes, if any, were recognized as a component of interest expense on the Consolidated Statements of Operations.

The Company applied significant judgment in evaluating its tax positions and estimating its provision for income taxes.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives

The Company, at times, uses derivative financial instruments to manage its exposure to interest rate fluctuations. The Company has not designated any of its derivative instruments as hedges; therefore, the derivatives are carried at fair value on the Consolidated Balance Sheets as assets or liabilities and all changes in fair value are recorded as gains and losses in the Consolidated Statements of Operations.

Pursuant to the accounting standard permitting the netting of assets and liabilities where the right of offsets exists, the Company presents the fair value of interest rate derivative financial instruments on a net basis by counterparty. See Note 12. Interest Rate Derivatives for additional information related to derivative instruments.

Debt Issuance Costs

The Company records debt issuance costs incurred in connection with the Company’s borrowings as a reduction of debt and amortizes the costs as interest expense using the effective interest rate method over the maturity of the related borrowings. Debt issuance costs associated with the revolving credit facility with no outstanding balance at period end continue to be amortized as interest expense, but have been reclassed to Other assets on the Consolidated Balance Sheets.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, environmental remediation costs, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. The Company is involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business. Although the results cannot be known with certainty, the Company currently believes that the ultimate results of such proceedings will not have a material adverse effect on our business, financial position, results of operations or liquidity.

Incentive Plan Arrangements

The Company evaluates awards under incentive plan arrangements to determine if the awards are a substantive class of equity and considered awards subject to ASC 718, (“Time Profits Units”) or are performance bonus or profit-sharing arrangements subject to ASC 710, Compensation - General (“ASC 710”) (“Profit-Sharing Awards or Liquidity Event Profits Units”).

The Company accounts for Time Profits Units in accordance with ASC 718, which requires compensation expense related to all Time Profits Units to be recognized in the Consolidated Financial Statements. Compensation for Time Profits Units is valued at fair value at the date of grant. The grant date fair value for equity classified Time Profits Units is recognized as expense over each award’s requisite service period with a corresponding increase to equity. The fair value for liability classified awards is remeasured at each financial statement date until the award is settled or expired. During the requisite service period for liability classified Time Profits Units, compensation cost is recognized using the proportionate amount of the award’s fair value earned through service to date. Compensation expense for Time Profits Units with restrictions on vesting or exercisability and dependent upon meeting certain conditions is not recognized until the conditions are probable of achievement.

The Company accounts for Profit-Sharing Awards and Liquidity Event Profits Units in accordance with ASC 710, which requires compensation expense related to all awards be recognized in the Consolidated Financial Statements once payment is probable and the amounts of compensation expense can be reasonably estimated.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition and Costs of Sales

The Company generates the majority of its revenues from midstream energy services, including, transporting, treating and/or processing natural gas through various contractual arrangements, which include fee- based contract arrangements or arrangements where the Company purchases and resells commodities in connection with providing the related service and earns a net margin for its fee. While the transactions vary in form, the Company uses its assets to transport a product or provide a processed product to an end-user or marketer at the tailgate of the plant or pipeline. Revenues from both “Product sales” and “Fee revenue” represent revenues from contracts and are reflected on the Consolidated Statements of Operations as follows:

•

Product sales—Product sales represent the sale of natural gas, natural gas liquids, and condensate where the product has been purchased by the Company or received payment of fees in product, or in kind, and sold in connection with providing our midstream services as outlined above.

•	Fee revenue— Fee revenue represents all other revenue generated as a result of the Company performing its midstream services.

The Company evaluates and accounts for its revenue and cost of sales in accordance with ASC 606. ASC 606 outlines a five-step process to determine revenue to be recognized: 1) identification of the contract with a customer; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when, or as, the Company satisfies a performance obligation. The Company applies judgment in identifying and evaluating any terms and conditions in contracts which may impact revenue recognition.

Evaluation of the Company’s Contractual Performance Obligations

The Company evaluates its contracts with customers that are within the scope of ASC 606 and identifies performance obligations under contracts with our customers. These performance obligations include:

•	promises to perform midstream services for our customers over a specified contractual term and/or for a specified volume of commodities; and

•	promises to sell a specified volume of commodities to our customers.

The identification of performance obligations under the Company’s contracts requires a contract-by- contract evaluation of when control, including the economic benefit, of commodities transfers to and from the Company (if at all). These contracts can include provisions for: the customer to take its residue gas and/or NGLs in kind; fixed or actual NGL recovery or keep-whole arrangements; commodity purchase prices at weighted average sales price or market index-based pricing; and various other contract-specific considerations. The majority of the Company’s natural gas gathering, and processing contracts contain performance obligations. For contracts where the Company does not obtain control of the commodities and is acting as an agent, we simply earn a fee for our services and recognize these fees as “Fee revenue” in the Consolidated Statements of Operations over the term of the related contract as our performance obligations are satisfied. For contracts where the Company obtains control of commodities before services are performed and is acting as a principal, we generally have no performance obligation for services, and accordingly, the Company does not consider these revenue-generating contracts for purposes of ASC 606. When the Company is in control of the commodity, all contractually stated fees that are deducted from the Company’s payments to producers or other suppliers for commodities purchased are reflected as a reduction in the cost of such commodity purchases. Product sales revenue is recorded at the price at which the commodities are sold with a corresponding Cost of sales equal to the cost of the commodities when purchased or the fair value of the commodity if it was received as payment in kind.

Satisfaction of Performance Obligations & Recognition of Revenue

Specifically, for commodity sales contracts, the Company satisfies its performance obligations at the point in time at which the commodity transfers from the Company to the customer. This transfer pattern aligns with the Company’s billing methodology. Therefore, the Company recognizes revenues at the time the commodity is delivered and in the amount to which the Company has the right to invoice the customer. For midstream service contracts that contain revenue-generating performance obligations, the Company satisfies its performance obligations over time as the Company performs the midstream services and as the customer receives the benefit of these services over the term of the contract. As permitted by ASC 606, the Company is allowed to recognize revenue in the amount to which it has a right to invoice, since the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. Accordingly, the Company recognizes revenue over time as its midstream services are performed.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company generally accrues one month of revenues and cost of sales and reverses these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Company typically receives payment for invoiced amounts within one month, depending on the terms of the contract.

Minimum Volume Commitments

Certain gathering and processing agreements provide for quarterly or annual minimum volume commitments (“MVC”). Under these agreements, our customers, or suppliers (as “customers” and “suppliers” are determined per application of ASC 606) agree to ship and/or process a minimum volume of product on our systems over an agreed time period. If a customer or supplier, under such an agreement, fails to meet its MVC for a specified period, the customer or supplier is obligated to pay a contractually determined fee based upon the shortfall between actual product volumes and the MVC for that period. The Company records all or a portion of revenues under MVC contracts in proportion to the pattern of rights exercised by the customer or supplier. If we do not expect to be entitled to deficiency fees, we will not recognize deficiency fees as revenue until the likelihood of the customer exercising its make-up rights become remote. Deficiency fee revenue is included in Fee revenue.

Contributions in Aid of Construction and Deferred Revenues

Contributions in aid of construction (“CIAC”) payments are payments from third parties to reimburse us for capital expenditures related to the construction of our operating assets and, in most cases, the connection of these operating assets to the third party’s assets. CIAC payments are typically paid to us after construction has been completed. The Company records CIAC payments as deferred revenue in accordance with ASC 606, which will be subsequently amortized into revenue over the term of the underlying operational contract.

Recent Accounting Pronouncements

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers requiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after a business combination by providing consistent recognition and measurement. The amendments are effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2022. For all other entities they are effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Entities should apply the amendments prospectively to business combinations that occur after the effective date. Early adoption is permitted, including in any interim period, for public business entities for periods for which financial statements have not yet been issued, and for all other entities for periods for which financial statements have not yet been made available for issuance. The adoption of this standard will only result in an impact on the Company’s Consolidated Financial Statements in the event of a business combination.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting treatment of contracts which are affected by the anticipated discontinuation of the London InterBank Offered Rate (LIBOR) and other rates resulting from rate reform. Contract terms that are modified due to the replacement of a reference rate are not required to be remeasured or reassessed under relevant accounting standards. ASU 2020-04 covers certain contracts which reference these rates and that are entered into on or before December 31, 2022 and is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company anticipates LIBOR rates will be discontinued mid-year 2023. The Company will evaluate the impact of the LIBOR replacement rates on its Consolidated Financial Statements and related disclosures once replacement rates are established with our lenders and derivative counterparties.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Subtopic 842), which amends the existing guidance on accounting for leases. The new standard requires lessees to put virtually all leases on the balance sheet by recognizing lease assets, representing its right to use the underlying asset for the lease term, and lease liabilities, representing the Company’s liability to make lease payments. Lessor accounting is largely unchanged from that applied under previous guidance. Prior to being extended, as discussed below, the amended guidance was effective for the fiscal year, and interim periods within that fiscal year, beginning after December 15, 2019, and requires a modified retrospective approach. Early adoption is permitted.

In relation to the implementation of ASU 2016-02, Leases, the FASB issued ASU 2018-01, Leases - Land Easement Practical Expedient for Transition to Topic 842 in January 2018; ASU 2018-10, Codification Improvements to Topic 842 in July 2018; and ASU 2018-11, Leases (Topic 842): Targeted Improvements in July 2018. ASU 2018-01 provides an optional transition practical expedient to not evaluate, under Topic 842, existing or expired land easements not previously accounted for as leases under Topic 840, Leases. If this practical expedient is not elected, all existing or expired land easements should be assessed to determine if they meet the definition of a lease under Topic 842, Leases. The amendments in ASU 2018-10 affect narrow aspects of ASU 2016-02 and provide improvements to clarify or to correct the unintended application of the original codification. ASU 2018-11 provides entities with an additional and optional transition method to adopt ASU 2016-02 instead of the modified retrospective approach required by the original standard. The new transition method allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. ASU 2019-01, Leases (Topic 842): Codification Improvements, issued in March 2019, modified the effective date of these updates, prior to the extension as discussed below to fiscal years beginning after December 15, 2019, and interim periods within fiscal years, beginning after December 15, 2020, and requires a modified retrospective approach for entities that have not opted for early adoption.

On June 3, 2020 the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities which further deferred the previously deferred effective date of the Lease ASU from the deferral issued on February 2, 2020 by ASU 2020-02, Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02 Leases (Topic 842) by an additional year for private entities and private not-for-profit organizations. Therefore, the Leases ASU will be effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Revenues and Cost of Sales

Contract Assets

The Company enters various contractual arrangements that result in the transfer of assets for no upfront compensation or upfront cash payments, resulting in more favorable long-term contractual terms for the Company. These arrangements qualify as a contract asset under ASC 606. The fair value of the assets transferred are reflected as long-term deferred assets. These amounts are amortized over the term of the related contract into the appropriate revenue or cost of sales accounts. The net value of contract assets is recognized in other assets on the Consolidated Balance Sheets. See Note 9. Other Assets for additional discussion on contract assets.

The following table presents changes in the Company’s contract assets and recognition of the related fee revenues during the year ended December 31, 2021:

December 31, 2021
Balance at the beginning of period	$19,065
Additions	—
Amortization to Fee revenue	(2,215)

Balance at the end of period	$16,850

Contract Liabilities

There were no material contract liabilities as of December 31, 2021.

Contributions in Aid of Construction and Deferred Revenue

CIAC payments are payments from third parties to reimburse us for capital expenditures related to the construction of our operating assets and, in most cases, the connection of these operating assets to the third party’s assets. CIAC payments are typically paid to us after construction has been completed. The Company accounts for CIAC payments in accordance with ASC 606. CIAC payments received from customers are recorded as deferred revenue, which will be subsequently amortized into revenue over the term of the underlying contract. For the year ended December 31, 2021, the Company amortized $6.1 million of deferred revenue to Fee revenue on the Consolidated Statements of Operations.

4.	Acquisitions and Divestitures

On November 11, 2021, the Company, through a wholly-owned subsidiary, closed on a board approved transaction with the Artesia Buyer to sell its ownership interests in LAH and LAC for a purchase price of $18.0 million plus customary closing adjustments. The sold entities were primarily engaged in the business of operating certain facilities as a provider of midstream energy services including natural gas gathering, processing, compression, dehydrating, treating, conditioning, and transportation of residue gas, NGL’s and crude oil in New Mexico. For the twelve months ended December 31, 2021, total revenues for the entities sold were approximately $8.6 million or 2% of consolidated total revenues. The disposition resulted in reduction of net property, plant, and equipment of $151.0 million, the reduction of asset retirement liabilities of $5.0 million, the elimination of deferred taxes, certain working capital amounts directly related to the sold entities, and $0.8 million of goodwill. See Note 8. Goodwill. The Company recorded a $104.9 million loss on the sale, which is reflected within Loss on asset disposal on the Consolidated Statements of Operations. The purchase price is still subject to customary post-closing adjustments. As part of the sales agreement, the Company is entitled to payment from the Artesia Buyer if they receive certain tax refunds from the Internal Revenue Service or other taxing authorities for refund amounts related to periods of ownership by the Company. These potential payments are considered contingent and will not be recognized until the contingencies are eliminated and realization is relatively certain. In addition, the Company provided indemnification to the Artesia Buyer against certain environmental matters not to exceed $0.5 million and has recorded a liability for that amount in Accrued liabilities on the Consolidated Balance Sheets as of December 31, 2021.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During September 2021, the Company sold various assets at a processing plant to multiple third parties. The Company received $0.1 million in proceeds and recorded a $1.6 million loss on these sales, which is reflected within Loss on asset disposal on the Consolidated Statements of Operations.

5.	Accounts Receivable

Accounts receivable included the following (dollars in thousands):

December 31, 2021
Trade receivable	$49,750
Accrued revenue	141,569
Other	28
Allowance for doubtful accounts	(4,044)

Total accounts receivable, net	$187,303

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets included the following (dollars in thousands):

December 31, 2021
Prepaid insurance	$2,369
Prepaid other	852
Other assets	2,413

Total prepaid expenses and other current assets	$5,634

7.	Property, Plant and Equipment

The components of property, plant and equipment are as follows (dollars in thousands):

December 31, 2021
Gas gathering systems	$644,686
Gas processing plants	771,542
Transportation equipment and vehicles	2,837
Other property and equipment	1,898
Buildings and improvements	4,325
Land	622
Construction work in progress	33,233

Total property, plant and equipment	1,459,143
Less: accumulated depreciation	(187,339)

Total property, plant and equipment, net	$1,271,804

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated useful lives of the property, plant and equipment are as follows:

Estimated useful lives (years)
Gas gathering systems	25 to 30
Gas processing plants	25
Transportation equipment and vehicles	3 to 15
Other property and equipment	3 to 25
Buildings and improvements	3 to 15

Depreciation expense of $61.9 million was recorded for the year ended December 31, 2021.

Construction work in progress, not yet placed in service, qualifies for interest capitalization. The capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred; however, the amount of capitalized interest cannot exceed the amount of gross interest expense incurred in any given period. The capitalized interest amounts are recorded as additions to construction work in progress and included in property, plant and equipment on the Consolidated Balance Sheets. As the construction in progress assets are placed in service, the associated capitalized interest is also included in the amount placed in service and depreciated. For the years ended December 31, 2021, the Company capitalized interest costs of $0.2 million.

The Company capitalizes employee compensation and related benefits related to individuals directly involved in the Company’s construction activities based on the percentage of their time devoted to such activities. For the year ended December 31, 2021, the Company capitalized costs of $4.1 million.

8.	Goodwill

The changes in carrying value of goodwill are as follows (dollars in thousands):

Balance at December 31, 2020	$174,154
Disposition of subsidiaries	(800)

Balance at December 31, 2021	$173,354

The December 31, 2020 amount represents the carrying value of goodwill recorded in connection with the Agave merger in 2016. The Company reviews goodwill for impairment at the reporting unit level annually on the first day of the fourth quarter or whenever events and changes in circumstances indicate that the carrying amount may not be recoverable. The Company did not have any goodwill impairment for the year ended December 31, 2021.

9.	Other Assets

The Company’s other assets consisted of the following (dollars in thousand):

December 31, 2021
Contract assets, net of amortization of $10,190	$16,850
Deferred assets, net of amortization of $9,299	14,219
Deferred debts costs, net of amortization of $44	2,190
Deposits	141

Total other assets	$33,400

In the normal course of business, the Company enters into contractual arrangements where it agrees to transfer or construct assets to be transferred to a counterparty for no immediate compensation. In exchange for the transfer of the assets, the Company receives more favorable contract terms ultimately resulting in higher revenues or lower operating expenses. Additionally, in certain circumstances, the Company pays upfront cash fees in

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exchange for more favorable contractual commercial terms. The fair value of the assets transferred are recognized as Other assets and are amortized against revenues or expenses over the life of the commercial contract.

The Company entered into multiple contracts prior to 2019 with either an upfront fee or a provision to transfer assets with no immediate compensation. The company also entered into certain gas treating equipment operating lease agreements during 2019, which included installation fees. These contracts and lease agreements resulted in the recognition of $50.6 million of other assets, prior to amortization, as of December 31, 2021. The contract terms and the related amortization ranges from nine to ten years on the contracts and three years on the lease agreements.

10.	Accrued Liabilities

The Company’s accrued liabilities consisted of the following (dollars in thousands):

December 31, 2021
Accrued natural gas liquids and natural gas purchases	$83,256
Accrued property, plant and equipment	21,011
Accrued operating and administrative expenses	15,690
Other accrued expenses	7,912

Total accrued liabilities	$127,869

11.	Notes Payable

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a series of transactions to refinance the Company’s consolidated long-term notes payable and to make a distribution to the Company’s investors. The transactions include the following:

•	Borrowed $1.5 billion under a new term credit facility maturing in November 2028, net of a 1% original issuance discount;

•	Entered into a $150.0 million revolving credit facility maturing in November 2026;

•	Paid or incurred approximately $15.7 million in debt issuance costs;

•

Terminated and paid in full $1.1 billion of principal, outstanding interest, and breakage fee on the existing term credit facilities, resulting in the recognition of $26.4 million in loss on extinguishment of debt;

•	Terminated the existing revolving credit facility, resulting in the recognition of $0.2 million in loss on extinguishment of debt;

•	Paid a $436.0 million equity distribution to the current Lucid Energy Group II, LLC investors. The distribution was allocated 95.1% to Class A and 4.9% to Class D. See Note 18. Equity.

The Company evaluated the refinancing of the term and revolving credit facilities, in accordance with ASC 470, to determine if the refinancing should be treated as an extinguishment or modification of debt. The debt costs of the original term and revolving credit facilities were expensed for lenders determined to be an extinguishment of debt and are continuing to be amortized for lenders determined to be a modification of debt. In addition, the debt costs of the new term credit facility were expensed for lenders determined to be a modification of debt. The breakage fee on the 2020 Term Credit Facility was expensed.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of Loss on extinguishment of debt for the year ended December 31, 2021 (dollars in thousands):

Year ended December 31, 2021
Modification:
2021 Term credit facility discount expensed	$6,759
2021 Term credit facility debt issuance costs expensed	6,218

Total Modification	12,977

Extinguishment:
Term credit facilities discounts expensed	2,386
Term credit facilities debt issuance costs expensed	6,838
2020 Term credit facility breakage fee paid	4,168
Revolver credit facility due 2023 discount expensed	31
Revolver credit facility due 2023 debt issuance costs expensed	176

Total Extinguishment	13,599

Loss on extinguishment of debt	$26,576

The Company’s notes payable as of December 31, 2021 is summarized as follows (dollars in thousands):

December 31, 2021
2021 Term credit facility	$1,500,000
2021 Revolving credit facility	—
Less: unamortized debt issuance costs	(15,655)
unamortized discounts	(11,198)

Total notes payable	1,473,147
Less: current portion	(15,000)

Total non-current notes payable	$1,458,147

Notes Payable Outstanding as of December 31, 2021

2021 Term Credit Facility due 2028

On November 24, 2021 (the “Closing Date”), LEG II Borrower and LEG II Guarantor entered into a Credit Agreement (the “2021 Term Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Term Administrative Agent”) for the Lenders (as defined in the 2021 Term Credit Facility), pursuant to which $1.5 billion, the full initial amount of borrowings available under the 2021 Term Credit Facility, net of an original issue discount of $15.4 million and debt issuance costs of $11.1 million was funded to LEG II Borrower on the Closing Date. Subsequent to the Closing Date, the Company paid additional debt issuance costs of $3.0 million. In accordance with ASC 470, a portion of the 2021 Term Credit Facility debt refinancing was determined to be a modification of debt and $6.8 million of the original issue discount and $6.2 million of the debt issuance costs were expensed to Loss on extinguishment of debt in the Statements of Operations. The term loans under the 2021 Term Credit Facility (the “2021 Term Loans”) require repayment in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of 2021 Term Loans under the 2021 Term Credit Facility with the balance payable on the maturity date. The maturity date of the 2021 Term Credit Facility is November 24, 2028. As of December 31, 2021, $1.5 billion was outstanding under the 2021 Term Credit Facility.

The proceeds of the 2021 Term Loans were permitted to be used (a) to refinance the Borrower’s existing super-priority first lien revolving credit facility and existing first lien term loan facilities, (b) to fund a dividend in an amount not to exceed $436.0 million to certain indirect equity holders of LEG II Guarantor, including affiliates of LEG II Guarantor and (c) for the payment of fees and expenses related to the foregoing transactions, including any original issue discount or upfront fees.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest on borrowings under the 2021 Term Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month London Interbank Offered Screen Rate (“LIBOR”) plus 1% per annum), plus an applicable margin of 3.25% per annum, or (b) actual LIBOR with a minimum rate of 0.75%, plus an applicable margin of 4.25% per annum. The effective interest rate was 5.5% for the year ended December 31, 2021. As of December 31, 2021, the Company had unamortized discounts of $11.2 million and unamortized debt issuance costs of $15.7 million.

Pursuant to a guaranty and security agreement, the obligations under the 2021 Term Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility and 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens), all in accordance with a collateral agency agreement between the Term Administrative Agent, and the Revolver Administrative Agent (as defined below) and Jefferies Finance LLC, as the Collateral Agent. The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Term Credit Facility contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control under certain instances). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Term Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Term Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Term Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

The 2021 Term Credit Facility contains a financial covenant that requires calculations at the end of each fiscal quarter for the period including four consecutive prior quarters then ended. The financial covenant requires LEG II Borrower to comply with a minimum debt service coverage ratio of 1.10 to 1.00, which will be tested as of the last day of each fiscal quarter ending on or after December 31, 2021. The Company was in compliance with all financial covenants under the 2021 Term Credit Facility as of December 31, 2021.

2021 Revolving Credit Facility due 2026

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a Revolving Credit Agreement (the “2021 Revolving Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Revolving Administrative Agent”) for the Lenders (as defined in the 2021 Revolving Credit Facility), with revolving credit commitments in an initial amount equal to $150.0 million. Debt issuance costs of $1.6 million were paid at and subsequent to the Closing Date. In addition, the 2021 Revolving Credit Facility includes a sublimit of up to $25.0 million for same day swing line advances and included an initial sublimit of up to $50.0 million for letters of credit. The maturity date of the 2021 Revolving Credit Facility is November 24, 2026. As of December 31, 2021, outstanding letters of credit of $17.4 million were the sole amounts outstanding under the 2021 Revolving Credit Facility.

Proceeds of the 2021 Revolving Credit Facility can be used for working capital needs and general corporate purposes (including, without limitation, refinancing of indebtedness, permitted acquisitions and other investments (including funding capital projects), permitted dividends and distributions and other transactions not prohibited by the terms of the 2021 Revolving Credit Facility.

As of December 31, 2021, the Company had unamortized discounts of $0.1 million and unamortized debt issuance costs of $2.1 million. As of December 31, 2021, deferred unamortized debt costs are included in Other assets on the Consolidated Balance Sheets due to the 2021 Revolving Credit Facility having no outstanding balance.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest on borrowings under the 2021 Revolving Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month (“LIBOR”) plus 1.00% per annum), plus an applicable margin of 2.0% per annum, or (b) LIBOR, plus an applicable margin of 3.0% per annum. The unused portion of the 2021 Revolving Credit Facility is subject to a commitment fee ranging from 0.375% to 0.50% per annum according to LEG II Borrower’s most recent Consolidated Total Net Leverage Ratio as defined in the 2021 Revolving Credit Facility.

Pursuant to a guaranty and security agreement, obligations under the 2021 Revolving Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility, 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens). The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under the 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Revolving Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Revolving Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Revolving Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

The 2021 Revolving Credit Facility contains financial covenants that require calculations at the end of each fiscal quarter for the period including four consecutives prior quarter then ended. The financial covenants require LEG II Borrower to comply with: (i) a minimum debt service coverage ratio of 1.10 to 1.00 and (ii) a maximum super senior leverage ratio of 1.25 to 1.00, each of which will be tested as of the last day of each fiscal quarter ending on or after December 31, 2021. The Company was in compliance with all financial covenants under the 2021 Revolving Credit Facility as of December 31, 2021.

At December 31, 2021, the minimum future principal payments on notes payable outstanding were as follows (dollars in thousands):

2022	$15,000
2023	15,000
2024	15,000
2025	15,000
2026	15,000
Thereafter	1,425,000

Total minimum debt payments	$1,500,000

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Interest Rate Derivatives

The Company, at times, utilizes derivative financial instruments to manage its exposure to interest rate fluctuations and reduce volatility in cash flows. During 2018 and 2019, the Company entered into interest swaps to hedge future interest rates. These hedge positions would be more favorable to the Company in periods of rising interest rates and unfavorable in periods of declining interest rates. The Company has not designated any of its derivative instruments as hedges; therefore, the derivatives were carried at fair value on the Consolidated Balance Sheets as assets or liabilities and all changes in fair value are recorded as gains and losses in the Consolidated Statements of Operations in the period in which they occurred. See Note 13. Fair Value Measurements for information on the fair value of the Company’s derivative instruments.

At December 31, 2021, the Company had no outstanding interest rate swap derivative contracts. The realized gains and losses and the changes in fair value of the interest rate derivatives are recognized in other income (expense) – loss on interest rate derivatives in the Consolidated Statements of Operations. The Company recognized $5.5 million of realized losses and $5.5 million of unrealized gains related to the change in fair value on interest rate derivatives for the year ended December 31, 2021.

13.	Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) sets forth a framework for measuring fair value and the required disclosures about fair value measurement of assets and liabilities. Fair value, under ASC 820, is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued. ASC 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of the fair value measurement hierarchy are as follows:

●	Level 1 inputs:	Quoted market prices in active markets for identical assets or liabilities

●	Level 2 inputs:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability as of the reporting date, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means

●	Level 3 inputs:	Unobservable inputs used to measure fair value to the extent that observable inputs are not available

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company accounts for interest derivatives consisting of swaps, when outstanding, at fair value on a recurring basis. When interest derivatives are outstanding, the Company estimates the fair value based on forward interest rates as of the date of the estimate, less discounts to recognize present values using a pricing model which also considered market volatility, counterparty credit risk and additional criteria in determining discount rates. The Company considers these inputs Level 2 assumptions. See Note 12. Interest Rate Derivatives for additional information on the Company’s derivatives and a reconciliation of the fair value of the Company’s derivative instruments.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company estimates the fair value of its asset retirement obligation (“ARO”) based on historical costs, discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. As there is no corroborating market activity to support the assumptions, the Company has designated these liabilities as Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in Note 14. Asset Retirement Obligations.

Other Fair Value Measurements

The Company’s consolidated financial instruments include cash, restricted cash, cash equivalents, accounts receivable, current income tax receivable, accounts payable, and accrued liabilities. As a result of the short-term nature of the cash, restricted cash, cash equivalents, accounts receivable, current income tax receivable, accounts payable and accrued liabilities, the carrying value of these items approximates fair value. The Company’s nonfinancial assets, which are measured at fair value on a nonrecurring basis, include property, plant and equipment and goodwill.

14.	Asset Retirement Obligations

The Company records the fair value of ARO associated with tangible long-lived assets. The ARO primarily relates to our pipeline, compression, and processing facilities. The schedule below summarizes the changes in our asset retirement obligations during the year ended December 31, 2021 (dollars in thousands):

December 31, 2021
Balance at the beginning of period	$12,599
Liabilities incurred	1,584
Revisions to the fair value of existing liabilities	—
Settlement of liability	(95)
Disposition of LAH	(5,044)
Accretion	641

Balance at end of period	9,685
Less: current asset retirement obligations	(452)

Total long-term asset retirement obligations	$9,233

The Company reviews the estimated lives and estimates of future abandonment costs of its tangible long-lived assets subject to ARO on an ongoing basis. During 2021, the Company had no material changes in cost estimates or estimated lives of its tangible assets resulting in a revision of the Company’s ARO.

As of December 31, 2021, no assets are legally restricted for use in settling asset retirement obligations.

15.	Employee Benefit Arrangements

The Company provides 401(k) savings plans to eligible employees whereby it matches 100% of every dollar contributed up to 4% of a participating employee’s compensation. For the year ended December 31, 2021, the Company made total contributions of $1.0 million.

16.	Income Taxes

Prior to the sale of the Company’s subsidiaries, LAH and LAC, in November 2021, the Company was subject to taxation in U.S. federal, state, and local jurisdictions. All income taxes attributable to the C-Corp were included in the sale of the C-Corp entities. Subsequent to the disposition, the Company will no longer record a benefit or provision for federal or state income tax in the Consolidated Financial Statements. See Note 4. Acquisitions and Divestitures for additional discussion of the transaction.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income tax for the year ended December 31, 2021 is comprised of the following (dollars in thousands):

Year ended December 31, 2021
Current:
Federal	$—
State	—

—

Deferred:
Federal	1,607
State	448

2,055

Income tax benefit	$2,055

The effective tax rates for the year ended December 31, 2021 differ from the statutory U.S. federal income tax rates as a result of the following:

Year ended December 31, 2021
Tax computed at federal statutory rate	$(15,145)
State income tax	353
Adjustment for non-taxable entities	17,205
Nondeductible expenses	(31)
Return to provision adjustment	(327)

Income tax benefit	$2,055

Effective tax rate	-2.85%

Changes in the above reconciliation are primarily attributable to significant increases in the Company’s consolidated net income of non-taxable entities while the net loss for the taxable entities included in the consolidated net income remained relatively constant. For the year ended December 31, 2021, the Company’s consolidated entities reported income before taxes of $72.1 million. Included in these losses was the Company’s consolidated taxable entity’s losses of $9.8 million. Smaller but notable contributing factors to the change in effective tax rate was the impact of carrybacks of the taxable entity’s losses against prior year taxable income at an increased effective tax rate of 35% versus the 21% tax rate normally applicable to benefits going forward.

A net deferred tax liability of $32.4 million was assumed by the Artesia Buyer through the sale of the Company’s subsidiaries, LAH and LAC, in November 2021. See Note 4. Acquisitions and Divestitures for additional information on the sale. Deferred tax assets and liabilities were recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. A valuation allowance was established against a deferred tax asset when it is more likely than not that the deferred tax asset would not be realized. Management believed that the turnaround of existing temporary differences would generate sufficient taxable income in the appropriate jurisdictions such that it is more likely than not that the remaining deferred tax assets would be realized.

Net operating losses of $8.3 million and $6.7 million were generated during the years ended December 31, 2019, and 2018, respectively, and have been fully carried back and applied against taxable income in 2016 for federal purposes to generate federal tax refunds at 35%. A net operating loss of $11.2 million for the year ended December 31, 2020 was also carried back and fully absorbed against 2016 federal taxable income upon filing of the tax return for the year ended December 31, 2020. Net operating losses of $3.9 million generated in 2021 can only be carried forward. The carryback of these net operating losses for the years ended 2020, 2019 and 2018 to the 2016 tax year resulted in refund claims due to the C-Corp of $3.9 million, $2.9 million, and $2.4 million, respectively. As of December 31, 2020, all federal net operating losses have been fully utilized by the carrybacks to 2016. The state of New Mexico does not allow for the carry back of net operating losses and any carry forward of NM NOLs were assumed by the Artesia Buyer who acquired, LAH and LAC.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the sale of the C-Corp entities, the Company evaluated all tax positions and, where appropriate, recognized any future impacts as an adjustment to income tax expense or benefit, as appropriate, in the applicable period for uncertain tax positions. After acquiring the stock of AEH in 2016, the Company filed corporate income tax returns for the years ended December 31, 2016 through 2020 separate from the Company which was a non- taxable flow through entity for Federal and State income tax purposes. Income tax penalties and interest assessments were accrued as a tax expense in the period that the Company took an uncertain tax position. The Company had no interest or penalties related to uncertain tax positions during 2021. All income taxes attributable to the C- Corp were included in the sale of the C-Corp entities in November 2021 and the Company will no longer recognize a provision or benefit or have an obligation for federal or state income taxes.

17.	Commitments and Contingencies

Capital Leases

The Company has certain leases that are classified as capital leases on the Consolidated Financial Statements. These leases include 10-year capital leases for electric high-voltage substation facilities with effective dates starting in the year 2017, 2018 and 2020, 36 to 50-month capital leases for vehicles with effective dates every year since 2019, and a 5-year lease for overnight housing at the processing plants with an effective date starting in 2021. The gross amount of assets recorded under capital leases as of December 31, 2021 was $15.4 million. As of December 31, 2021, the Company had capital lease liabilities of $11.0 million.

Future minimum lease payments, including interest, under the capital lease agreements as of December 31, 2021 are as follows (dollars in thousands):

2022	$3,109
2023	2,875
2024	2,659
2025	2,572
2026	2,241
Thereafter	1,361

Total minimum capital lease payments	$14,817

Operating Leases and Service Agreements

Approximate future minimum payments under non-cancellable operating leases and service agreements for office space, office and field equipment and services as of December 31, 2021 are as follows (dollars in thousands):

2022	$27,146
2023	1,234
2024	1,190
2025	—
2026	—
Thereafter	—

Total minimum operating lease and service agreement payments	$29,570

Operating lease expense was $42.1 million for the year ended December 31, 2021.

Employment Severance Agreements

Certain members of our management are parties to severance agreements. The severance agreements provide those individuals with severance payments in certain circumstances and prohibit such individuals from, among other things, competing with the Company and its subsidiaries or disclosing confidential information during the employment period and for certain periods following the termination of employment.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent Class B Unit Distributions

Subsequent to completion of the Recapitalization, LEG II issued new incentive awards through the issuance of Class B Membership Interests (“Class B Units”) to Lucid Energy Management II Investments, LLC (the “Management II Company”). A portion of the Class B Units with liquidity vesting terms (“the Liquidity Event Profits Units”) are subject to a contingent settlement feature. Pursuant to the terms of the Liquidity Event Profits Units agreement, vesting will occur upon the consummation of certain liquidity events and the Company meeting certain target investment returns before or in connection with a qualifying liquidity event. No value was assigned in the financial statements to the Liquidity Event Profits Units since a distribution to the holders was not probable at the end of the current reporting period. See Note 19. Incentive Plan Arrangements – Liquidity Event Profits Units for additional discussion on the Liquidity Events Profits Units issued.

Environmental Issues

The operation of pipelines, plants and other facilities for the gathering, processing, transporting, stabilizing, storing, or disposing of natural gas, NGLs, crude oil, condensate, brine and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner, partner, or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, oil spill prevention, climate change, endangered species and other environmental matters. The cost of planning, designing, constructing, and operating pipelines, plants, and other facilities must account for compliance with environmental laws and regulations and safety standards. Federal, state, or local administrative decisions, developments in the federal or state court systems, or other governmental or judicial actions may influence the interpretation and enforcement of environmental laws and regulations and may thereby increase compliance costs. Failure to comply with these laws and regulations may trigger a variety of administrative, civil, and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operations. However, we cannot provide assurance that future events, such as changes in existing laws, regulations, or enforcement policies, the promulgation of new laws or regulations, or the discovery or development of new factual circumstances will not cause the Company to incur material costs. Environmental regulations have historically become more stringent over time, and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation.

Through acquisitions, the Company currently owns or leases properties that have historically been used in crude oil and condensate transportation and storage and natural gas gathering, treating, or processing. These properties have been operated by third parties over whose operations and practices we had no control. The Company is required, alone or in participation with prior property owners, to remove or remediate property contamination, if present, or to take action to prevent future contamination, if necessary.

As of December 31, 2021, based on currently known information, the Company does not anticipate future expenditures for compliance with environmental laws and regulations and environmental remediation obligations assumed from our historical acquisitions will have a material adverse effect on our results of operations, financial condition, or cash flows.

Legal Actions

The Company is periodically involved in claims asserted in the normal course of its business. We believe these actions are routine and incidental to the business. While the outcome of these actions cannot be predicted with certainty, we do not believe that any will have a material adverse impact on our business.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	Equity

Membership Interests as of and for the Year Ended December 31, 2021

The Company had four types of membership interests during the year ended December 31, 2021. The membership interests consisted of (i) authorized Class A Membership Interests (“Class A Units,”), (ii) authorized Class B Units, and (iii) authorized Class C Units, and (iv) authorized Class D Membership Interests (“Class D Units”).

During January 2020, the Company amended and restated its LLC agreement. In connection with the amended and restated LLC agreement, the Company’s investors committed an incremental $200.0 million of common equity to the Company in the form of a new type of membership interest in LEG II, the Class D Units. The Class D Units have tag-along rights and voting rights similar to the Class A Units and rank first in terms of common equity ownership for the purposes of distributions. Any distributions to the members by the Company shall be made in an aggregate amount equal to the Total Class D membership percentage of such distribution to the holders of Class D Units, ratably to each holder in accordance with its Class D membership percentage. As of December 31, 2021, the investors had contributed $57.5 million to the Company.

On November 24, 2021, the Company approved and paid a $436.0 million equity distribution to the current Lucid Energy Group II, LLC investors. The distribution was allocated 95.1% to Class A Units and 4.9% to Class D Units. See Note 11. Notes Payable for additional information on the transaction.

As of December 31, 2021, total Class A Units, authorized, issued, and outstanding were 1,019,162; Class B Units, authorized, issued, and outstanding were 100,000; no Class C Units were authorized, issued, or outstanding and Class D Units, authorized, issued, and outstanding were 52,049. No value was initially assigned in the financial statements to the Class B Units granted due to the terms of the units including contingent conditions. See Note 19. Incentive Plan Arrangements. The Company’s Class A Units, Class B Units, Class C Units and Class D Units were issued with no par value.

Class A Units

During 2018, immediately following the Recapitalization, the equity of LEG II, held by the Buyers and Lucid management, was recapitalized into a single class of equity, Class A Units. No amounts of cash were received by LEG II for the sale of units in LEG II, owned by EFM and Lucid management, to the Buyers as the transaction occurred outside of the consolidated entity structure. LEG II’s historical members’ equity was not altered to reflect the transaction, other than the recharacterization of the unit classes and unit counts.

Class B Units

See Note 19. Incentive Plan Arrangements for discussion of the Class B Units.

Class C Units

On February 16, 2018, at closing of the Recapitalization transactions, LEG II issued 4,875,239 Class C units to Goldman Sachs for $1.00 per share, or $4,875,239 in cash. The terms of the Class C units included a contingent redemption feature requiring LEG II to redeem the Class C units for $1.00 per share prior to making any distributions to other members if the requirement to post restricted cash with our lenders is eliminated pursuant to the terms of the Company’s credit facility agreement.

The Class C units had no voting rights and received no allocations of net profit or loss. The Class C units were presented as mezzanine equity as the Company could be required by the holders of the units, under certain events outside of the Company’s control, to redeem the units for cash.

In September 2021, the requirement to post restricted cash with the Company’s lenders was eliminated pursuant to the terms of the Company’s credit facility agreement. The Company redeemed and cancelled all outstanding Class C units from the holders of the units in exchange for $4,875,239 in cash.

LUCID ENERGY GROUP II, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	Incentive Plan Arrangements

Class B Unit Awards

The Class B Units Awards were issued under the 2018 incentive plan. These Class B Units were issued as a class of membership interests that permit the holders thereof to receive a portion of the profits of LEG II which are in excess of certain target investment returns upon the consummation of certain liquidity events or distributions declared by the Board of Directors. LEG II issued all 100,000 of its authorized Class B Units to Management II Company to enable Management II Company to issue corresponding membership interests to its members. All members of Management Company II are also board members, employees, or former employees of a subsidiary of LEG II. Management II Company issued its Class B Units to its members during 2018 and subsequent periods. The Class B Units issued by Management II Company to its members represent an entitlement to the proceeds to be received from the LEG II Class B Units held by the Management II Company.

The maximum number of units that may be issued under the LEG II Class B Unit incentive plan is 100,000 units. The maximum number of Class B Units that may be issued by Management II Company is also 100,000 units. As of December 31, 2021, 10,960 Class B Units were available for future grants. Each Class B Unit issued by Management II Company to employees, pursuant to the terms of the unit grant agreements, is automatically allocated 60% or 50% to units with time vesting terms, or Time Profits Units, and 40% or 50% to units with liquidity vesting terms, or Liquidity Event Profits Units. The Company refers to the terms of the Time Profits Units issued by Management II Company to the employees to determine the requisite service period to recognize compensation expense.

Time Profits Units – Share-Based Compensation

The Company accounts for its Time Profits Units in accordance with ASC 718 for equity classified awards. Compensation expense is recognized over the requisite service period on a straight-line basis based on the fair value of the awards at the date of grant. The Company recognizes forfeitures as they occur.

The Time Profits Units vest annually over a 3 to 5-year period. The terms of the Time Profits Units include a provision for accelerated vesting of unvested Time Profits Units upon a liquidity event and the satisfaction of certain hurdle returns. Vested Time Profits Units are subject to certain post-vesting restrictions.

The grant-date fair value of the Time Profits Units was estimated using a Monte Carlo Simulation model using the assumptions noted below. Expected volatility was estimated by observing the equity volatilities of comparable public guideline companies, un-levering to arrive at an asset volatility estimate and re-levering using the Company’s capital structure as of the valuation date. The volatilities of the public guideline companies were based on the average of their historical volatilities and the implied volatilities, where available, from their traded stock. The look-back period for the historical volatility was equal to the expected term of the award. The risk-free interest rate is based on the U.S. Department of the Treasury daily treasury yield curve rate with a term matching the expected term of the award. A discount for lack of marketability was applied to the concluded value of the Time Profits Units to arrive at the fair value on a non-marketable basis.

The following weighted average assumptions were used for concluding on the grant-date fair value of the Time Profits Units granted during the years ended December 31, 2021:

Year ended December 31, 2021
Expected Term	4.4 years
Expected Volatility	40.0%
Expected Dividends	0.0%
Risk Free Rates	2.8%
Discount for Lack of Marketability	30.0%

The Company recognized compensation expense related to the Time Profits Units of $2.3 million for the year ended December 31, 2021.

Total unrecognized compensation expense related to unvested Time Profits Units expected to be recognized over the remaining weighted average vesting period of 1.9 years was $2.9 million as of December 31, 2021.

LUCID ENERGY GROUP II, LLC

SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

A summary of the status on non-vested Time Profits Units issued and the change during the year ended December 31, 2021 is presented below:

	Number of Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2020	16,790	$380.19
Granted	8,160	417.13
Vested	(14,270)	373.67
Cancelled	—	—
Forfeited	—	—

Non-vested at December 31, 2021	10,680	$417.13

Liquidity Event Profits Units

The Company accounts for its Liquidity Event Profits Units in accordance with ASC Topic 710 Compensation General. The Liquidity Event Profits Units have a contingent settlement feature requiring both the consummation of a liquidity event (“Liquidity Event”) and the achievement of certain return thresholds (“Hurdle Return”) prior to settlement. Liquidity Event means either (i) the consummation of the sale, transfer, conveyance or other disposition, in one or a series of transactions, of the equity securities of the Company such that immediately following such transaction or disposition (or series of transactions or dispositions), the total number of all equity securities of the Company held, directly or indirectly by the current sponsor members, is in the aggregate, less than 50% of the total number of Class A Units of the Company held, directly or indirectly, by the same sponsor members or (ii) the consummation of the sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the assets of the Company. The Liquidity Event Profits Units are considered contingent liabilities and compensation expense and the associated liability will be recognized once a payment of compensation is probable and can be reasonably estimated.

No compensation expense or liability was recognized as of and for the year ended December 31, 2021 related to the Liquidity Event Profits Units as a future payment of compensation was not probable at December 31, 2021.

20.	Related Party Transactions

The Company previously entered into interest rate derivatives as discussed in Note 12. Interest Rate Derivatives with J. Aron & Company, a wholly-owned subsidiary of one of the Company’s majority unitholders. Additionally, during 2021, the Company entered into certain transactions for the purchase and sale of natural gas.

In November 2021, the Company entered into an agreement with Goldman Sachs Lending Partners LLC, an affiliate, to one of the Company’s majority unitholders, to act as a lead arranger of a debt refinancing transaction and committed as a lender for up to $27.5 million under a new revolving credit facility. For the year ended December 31, 2021, the deferred financing amortization and interest expense associated with the related party transaction was immaterial. See Note 11. Notes Payable for additional information on the 2021 Revolving Credit Facility.

21.	Subsequent Events

Management has evaluated subsequent events through March 25, 2022, the date these Consolidated Financial Statements were available to be issued. No events or transactions have occurred subsequent to the balance sheet date that might require recognition or disclosure in the Consolidated Financial Statements.

* * * * * *

Lucid Energy Group II, LLC

Condensed Consolidated Financial Statements as of March 31, 2022 and for the three months ended March 31, 2022.

LUCID ENERGY GROUP II, LLC

TABLE OF CONTENTS

Page

Condensed Consolidated Balance Sheets	3

Condensed Consolidated Statement of Operations	4

Condensed Consolidated Statement of Changes in Members’ Equity	5

Condensed Consolidated Statement of Cash Flows	6

Notes to Condensed Consolidated Financial Statements	7-18

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

March 31, 2022
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$89,432
Accounts receivable, net of allowance of $3,580	209,216
Prepaid expenses and other current assets	5,723

Total current assets	304,371
NON-CURRENT ASSETS:
Property, plant and equipment	1,502,687
Accumulated depreciation	(201,457)

Property, plant and equipment, net	1,301,230
Goodwill	173,354
Other assets	31,837

Total non-current assets	1,506,421

TOTAL ASSETS	$1,810,792

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,951
Accrued liabilities	174,924
Current asset retirement obligations	452
Current deferred revenue	10,500
Current portion of notes payable	15,000
Current obligation under capital leases	1,898
Other current liabilities	239

Total current liabilities	213,964
NON-CURRENT LIABILITIES:
Notes payable, net of current portion and deferred financing costs	1,455,342
Capital lease obligations	8,648
Asset retirement obligations	9,430
Deferred revenue	21,319
Other liabilities	438

Total non-current liabilities	1,495,177

TOTAL LIABILITIES	1,709,141

COMMITMENTS AND CONTINGENCIES (See Note 14.)
EQUITY:
Members’ capital
Class A Units, 1,019,162 units authorized, issued, and outstanding	23,869
Class B Units, 100,000 units authorized, issued, and outstanding	18,474
Class D Units, 52,049 units authorized, issued, and outstanding	36,274

Total non-current liabilities	78,617
Accumulated earnings (deficit)	23,034

Total equity	101,651

TOTAL LIABILITIES AND EQUITY	$1,810,792

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

3

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

Three months ended March 31, 2022
REVENUES:
Product sales	$5,552
Fee revenue	128,430

Total revenues	133,982

COSTS AND OPERATING EXPENSES:
Cost of sales exclusive of depreciation	5,552
Operating expenses	34,939
General and administrative expenses	7,855
Depreciation, accretion and amortization expense	14,341
Gain on asset disposal	(1,598)

Total costs and operating expenses	61,089

OPERATING INCOME	72,893

OTHER INCOME (EXPENSE):
Interest and other income	165
Interest expense	(20,178)

Total other expense	(20,013)

NET INCOME	$52,880

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

4

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(AMOUNTS IN THOUSANDS, EXCEPT UNIT DATA)

(UNAUDITED)

	Class A Units	Class B Units	Class D Units	Members’ Capital	Accumulated Earnings (Deficit)	Total
BALANCE at December 31, 2021	1,019,162	100,000	52,049	$78,223	$(29,846)	$48,377
Unit-based compensation	—	—	—	394	—	394
Net income	—	—	—	—	52,880	52,880

BALANCE at March 31, 2022	1,019,162	100,000	52,049	$78,617	$23,034	$101,651

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

5

LUCID ENERGY GROUP II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

Three months ended March 31, 2022
OPERATING ACTIVITIES:
Net income	$52,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion and amortization	14,341
Bad debt expense	(464)
Non-cash amortizations	204
Unit-based compensation expense	394
Gain from asset disposal	(1,598)
Change in value of inventory	(13)
Changes in operating assets and liabilities:
Accounts receivable	(20,393)
Prepaid expenses and other assets	(71)
Accounts payable and accrued liabilities	44,694
Deferred revenue	4,313

Net cash provided by operating activities	94,287

INVESTING ACTIVITIES:
Capital expenditures on property, plant and equipment	(42,964)
Proceeds and fees from sale of assets	204

Net cash used in investing activities	(42,760)

FINANCING ACTIVITIES:
Repayment on notes payable	(3,750)
Deferred financing costs	(30)
Payment of capital lease obligations	(495)

Net cash used in financing activities	(4,275)

NET INCREASE IN CASH, RESTRICTED CASH AND CASH EQUIVALENTS	47,252
CASH, RESTRICTED CASH AND CASH EQUIVALENTS — Beginning of period	42,180

CASH, RESTRICTED CASH AND CASH EQUIVALENTS — End of period	$89,432

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$19,345
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets purchased included in accrued liabilities	$21,653
Capital leases	$45
Asset retirement obligations	$70

The accompanying notes are an integral part to these Condensed Consolidated Financial Statements.

6

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Organization and Nature of Business

Organization

Lucid Energy Group II, LLC (together with our consolidated subsidiaries, the “Company,” “LEG II,” “we,” “our,” or similar terms) is a Delaware limited liability company formed on December 15, 2015. The Company primarily provides midstream energy services, including gathering, compressing, treating, processing, transporting, and selling natural gas and natural gas liquids (“NGLs”) in southeastern New Mexico primarily in the counties of Lea and Eddy.

Nature of Business

The Company’s midstream energy asset network includes approximately 1,078 miles of pipelines, six natural gas processing plants with approximately 1.1 billion cubic feet per day of nameplate processing capacity, 7,250 gallons per minute of CO2 treating capacity, 185,000 horsepower of compression as well as purchasing and marketing capabilities. All operations are based in the United States and sales are derived primarily from domestic customers.

The Company’s natural gas business is primarily focused on transporting liquids-rich natural gas in our market areas to our treating facilities and processing plants through our gathering systems which consist of networks of pipelines that collect natural gas from points at or near producing wells. We operate processing plants that separate natural gas liquids from the natural gas stream as well as treating facilities that strip out carbon dioxide and hydrogen sulfide from the natural gas stream. In conjunction with the gathering business, we may provide compression services for gas delivered to us on a low-pressure basis. We may also purchase natural gas and NGLs from producers and other supply sources and sell the natural gas or NGLs to customers on pipelines as part of servicing our contracts.

Fees are primarily earned by the Company for gathering, compressing, transporting, treating and/or processing natural gas. The fee can be paid through various fee-based contractual arrangements, which include stated fee-only contract arrangements or arrangements with fee-based components where commodities are purchased and resold in connection with providing the related service and the Company receives its fees through payment in product. Net margins are earned under our purchase and resell contract arrangements primarily as a result of stated service-related fees, which are deducted from the price of the commodities purchased. While transactions vary in form, the essential element of most of the Company’s transactions is the use of the Company’s assets to gather, process and treat natural gas for a producer and to deliver the processed and treated product to the tailgate of the plant or pipeline for transportation of the product to the end-user or marketer.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited Condensed Consolidated Financial Statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. These unaudited Condensed Consolidated Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and present the financial position, results of operations and cash flows. All intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The unaudited interim Condensed Consolidated Financial Statements as of March 31, 2022 and for the three months ended March 31, 2022 are unaudited but reflect, in the opinion of management, all adjustments are of a normal and recurring nature and necessary to fairly state the results for such periods. The results for the three months ended March 31, 2022 are not necessarily indicative of the results of operations expected for the year ending December 31, 2022. These unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the audited financials and the notes thereto.

7

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company’s accounting policies and applicable recent accounting pronouncements are set forth in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements in our Consolidated Financial Statements as of and for the year ended December 31, 2021. There were no significant updates or revisions to our accounting policies or applicable recent accounting pronouncements during the three months ended March 31, 2022.

3.	Revenue and Costs of Sales

Contract Assets

The Company enters various contractual arrangements that result in the transfer of assets for no upfront compensation or upfront cash payments, resulting in more favorable long-term contractual terms for the Company. These arrangements qualify as a contract asset under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The fair value of the assets transferred are reflected as long-term deferred assets. These amounts are amortized over the term of the related contract into the appropriate revenue or cost of sales accounts. The net value of contract assets is recognized in Other assets on the Condensed Consolidated Balance Sheet. See Note 9. Other Assets for additional discussion on contract assets.

The following table presents changes in the Company’s contract assets during the three months ended March 31, 2022:

March 31, 2022
Balance at the beginning of period	$16,850
Additions	—
Amortization to Fee revenue	(607)

Balance at the end of period	$16,243

4.	Divestitures

On November 11, 2021, the Company, through a wholly-owned subsidiary, closed on a board approved transaction with a third party (“Artesia Buyer”) to sell its ownership interests in Lucid Artesia Holdings Inc. (“LAH”) and Lucid Artesia Company (“LAC”) for a purchase price of $18.0 million plus customary closing adjustments. A $104.9 million loss on the disposition was recognized during the fourth quarter of 2021. The Company recorded a $1.5 million purchase price adjustment during the three months ended March 31, 2022, which resulted in a gain reflected in Gain on asset disposal on the Condensed Consolidated Statements of Operations. As part of the sales agreement, the Company is entitled to payment from the Artesia Buyer if they receive certain tax refunds from the Internal Revenue Service or other taxing authorities for refund amounts related to periods of ownership by the Company. These potential payments are considered contingent and will not be recognized until the contingencies are eliminated and realization is relatively certain. In addition, the Company provided indemnification to the Artesia Buyer against certain environmental matters not to exceed $0.5 million and has recorded a liability for that amount in Accrued liabilities on the Condensed Consolidated Balance Sheets as of March 31, 2022.

8

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5.	Accounts Receivable

Accounts receivable included the following (dollars in thousands):

March 31, 2022
Trade receivable	$32,537
Accrued revenue	180,231
Other	28
Allowance for doubtful accounts	(3,580)

Total accounts receivable, net	$209,216

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets included the following (dollars in thousands):

March 31, 2022
Prepaid insurance	$1,858
Prepaid other	1,120
Other assets	2,745

Total prepaid expenses and other current assets	$5,723

7.	Property, Plant and Equipment

The components of property, plant and equipment are as follows (dollars in thousands):

March 31, 2022
Gas gathering systems	$654,469
Gas processing plants	773,349
Transportation equipment and vehicles	2,748
Other property and equipment	1,908
Buildings and improvements	4,325
Land	622
Construction work in progress	65,266

Total property, plant and equipment	1,502,687
Less: accumulated depreciation	(201,457)

Total property, plant and equipment, net	$1,301,230

Estimated useful lives of property, plant and equipment are as follows:

Estimated useful lives (years)
Gas gathering systems	25 to 30
Gas processing plants	25
Transportation equipment and vehicles	3 to 15
Other property and equipment	3 to 25
Buildings and improvements	3 to 15

9

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Depreciation expense of $14.2 million were recorded for the three months ended March 31, 2022.

Construction work in progress, not yet placed in service, qualifies for interest capitalization. The capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred; however, the amount of capitalized interest cannot exceed the amount of gross interest expense incurred in any given period. The capitalized interest amounts are recorded as additions to construction work in progress and included in property, plant and equipment on the Condensed Consolidated Balance Sheet. As the construction in progress assets are placed in service, the associated capitalized interest is also included in the amount placed in service and depreciated. For the three months ended March 31, 2022, the Company capitalized interest costs of $0.3 million.

The Company capitalizes employee compensation and related benefits related to individuals directly involved in the Company’s construction activities based on the percentage of their time devoted to such activities. For the three months ended March 31, 2022, the company capitalized employee compensation costs of $0.9 million.

8.	Goodwill

The carrying value of goodwill as of March 31, 2022 was $173.4 million. This amount represents the carrying value of goodwill recorded in connection with the Agave merger in 2016 adjusted for dispositions of wholly-owned subsidiaries in subsequent periods. The Company reviews goodwill for impairment at the reporting unit level annually on the first day of the fourth quarter or whenever events and changes in circumstances indicate that the carrying amount may not be recoverable. The Company did not have any goodwill impairment during the three months ended March 31, 2022.

9.	Other Assets

The Company’s other assets consisted of the following (dollars in thousands):

March 31, 2022
Contract assets, net of amortization of $10,797	$16,243
Deferred assets, net of amortization of $10,145	13,373
Deferred debt costs, net of amortization of $156	2,080
Deposits	141

Total other assets	$31,837

In the normal course of business, the Company enters into contractual arrangements where it agrees to transfer or construct assets to be transferred to a counterparty for no immediate compensation. In exchange for the transfer of the assets, the Company receives more favorable contract terms ultimately resulting in higher revenues or lower operating expenses. Additionally, in certain circumstances, the Company pays upfront cash fees in exchange for more favorable contractual commercial terms. The fair value of the assets transferred are recognized as Other assets and are amortized against revenues or expenses over the life of the commercial contract.

The Company entered into multiple contracts prior to 2019 with either an upfront fee or a provision to transfer assets with no immediate compensation. The Company also entered into certain gas treating equipment operating lease agreements during 2019, which included installation fees. These contracts and lease agreements resulted in the recognition of $50.6 million of Other assets, prior to amortization, as of March 31, 2022. The contract terms and the related amortization ranges from nine to ten years on the contracts and three years on the lease agreements.

10

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

10.	Accrued Liabilities

The Company’s accrued liabilities consisted of the following (dollars in thousands):

March 31, 2022
Accrued natural gas liquids and natural gas purchases	$131,003
Accrued property, plant, and equipment	21,653
Accrued operating and administrative expenses	14,852
Other accrued liabilities	7,416

Total accrued liabilities	$174,924

11.	Notes Payable

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a series of transactions to refinance the Company’s consolidated long-term notes payable and to make a distribution to the Company’s investors. The transactions include the following:

•	Entered into a new term credit facility and revolving credit facility as described below;

•

Terminated and paid in full $1.1 billion of principal, outstanding interest, and breakage fee on the existing term credit facilities, resulting in the recognition of $26.4 million in loss on extinguishment of debt in the fourth quarter of 2021;

•	Terminated the existing revolving credit facility, resulting in the recognition of $0.2 million in loss on extinguishment of debt in the fourth quarter of 2021;

•	Paid a $436.0 million equity distribution to the current Lucid Energy Group II, LLC investors. The distribution was allocated 95.1% to Class A and 4.9% to Class D. See Note 15. Equity.

The Company’s notes payable as of March 31, 2022 is summarized as follows (dollars in thousands):

March 31, 2022
2021 Term credit facility	$1,496,250
2021 Revolving credit facility	—
Less: unamortized debt issuance costs	(15,116)
unamortized discounts	(10,792)

Total notes payable	1,470,342
Less: current portion	(15,000)

Total non-current notes payable	$1,455,342

Notes Payable Outstanding as of March 31, 2022

2021 Term Credit Facility due 2028

On November 24, 2021 (the “Closing Date”), LEG II Borrower and LEG II Guarantor entered into a Credit Agreement (the “2021 Term Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Term Administrative Agent”) for the Lenders (as defined in the 2021 Term Credit Facility), pursuant to which $1.5 billion, the full initial amount of borrowings available under the 2021 Term Credit Facility, net of an original issue discount of $15.4 million and debt issuance costs of $11.1 million was funded to LEG II Borrower on the Closing Date. Subsequent to the Closing Date, the Company paid additional debt issuance costs of $3.0 million. In accordance with ASC 470, a portion of the 2021 Term Credit Facility debt refinancing was determined to be a modification of debt and $6.8 million of the original issue discount and $6.2 million of the debt issuance costs were expensed to Loss on extinguishment of debt in the Statements of Operations. The term loan under the 2021 Term Credit Facility (the “2021 Term Loans”) require repayment in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of 2021 Term Loans under the 2021 Term Credit Facility with the balance payable on the maturity date. The maturity date of the 2021 Term Credit Facility is November 24, 2028. As of March 31, 2022, $1,496 million were outstanding under the 2021 Term Credit Facility.

11

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The proceeds of the 2021 Term Loans were permitted to be used (a) to refinance the Borrower’s existing super-priority first lien revolving credit facility and existing first lien term loan facilities, (b) to fund a dividend in an amount not to exceed $436.0 million to certain indirect equity holders of LEG II Guarantor, including affiliates of LEG II Guarantor and (c) for the payment of fees and expenses related to the foregoing transactions, including any original issue discount or upfront fees.

Interest on borrowings under the 2021 Term Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month London Interbank Offered Screen Rate (“LIBOR”) plus 1% per annum), plus an applicable margin of 3.25% per annum, or (b) actual LIBOR with a minimum rate of 0.75%, plus an applicable margin of 4.25% per annum. The effective interest rate was 5.5% for the three months ended March 31, 2022. As of March 31, 2022, the Company had unamortized discounts of $10.8 million and unamortized debt issuance costs of $15.1 million.

Pursuant to a guaranty and security agreement, the obligations under the 2021 Term Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility and 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens), all in accordance with a collateral agency agreement between the Term Administrative Agent, and the Revolver Administrative Agent (as defined below) and Jefferies Finance LLC, as the Collateral Agent. The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Term Credit Facility contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control under certain instances). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Term Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Term Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Term Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

The 2021 Term Credit Facility contains a financial covenant that requires calculations at the end of each fiscal quarter for the period including four consecutive prior quarters then ended. The financial covenant requires LEG II Borrower to comply with a minimum debt service coverage ratio of 1.10 to 1.00, which will be tested as of the last day of each fiscal quarter. The Company was in compliance with all financial covenants under the 2021 Term Credit Facility as of March 31, 2022.

2021 Revolving Credit Facility due 2026

On November 24, 2021, LEG II Borrower and LEG II Guarantor entered into a Revolving Credit Agreement (the “2021 Revolving Credit Facility”), with Jefferies Finance LLC, as administrative agent (in such capacity, the “Revolving Administrative Agent”) for the Lenders (as defined in the 2021 Revolving Credit Facility), with revolving credit commitments in an initial amount equal to $150.0 million. Debt issuance costs of $1.6 million were paid at and subsequent to the Closing Date. In addition, the 2021 Revolving Credit Facility includes a sublimit of up to $25.0 million for same day swing line advances and included an initial sublimit of up to $50.0 million for letters of credit. The maturity date of the 2021 Revolving Credit Facility is November 24, 2026. As of March 31, 2022, outstanding letters of credit of $16.8 million were the sole amounts outstanding under the 2021 Revolving Credit Facility.

12

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Proceeds of the 2021 Revolving Credit Facility can be used for working capital needs and general corporate purposes (including, without limitation, refinancing of indebtedness, permitted acquisitions and other investments (including funding capital projects), permitted dividends and distributions and other transactions not prohibited by the terms of the 2021 Revolving Credit Facility.

As of March 31, 2022, the Company had unamortized discounts of $0.1 million and unamortized debt issuance costs of $2.0 million. As of March 31, 2022, deferred unamortized debt costs are included in Other assets on the Condensed Consolidated Balance Sheets due to the 2021 Revolving Credit Facility having no outstanding balance.

Interest on borrowings under the 2021 Revolving Credit Facility are payable at either of two variable rates selected by LEG II Borrower: (a) a Base Rate (defined as the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% per annum and (iii) one-month (“LIBOR”) plus 1.00% per annum), plus an applicable margin of 2.0% per annum, or (b) LIBOR, plus an applicable margin of 3.0% per annum. The unused portion of the 2021 Revolving Credit Facility is subject to a commitment fee ranging from 0.375% to 0.50% per annum according to LEG II Borrower’s most recent Consolidated Total Net Leverage Ratio as defined in the 2021 Revolving Credit Facility.

Pursuant to a guaranty and security agreement, obligations under the 2021 Revolving Credit Facility are guaranteed by LEG II Guarantor and LEG II Borrower’s direct and indirect, wholly-owned domestic restricted subsidiaries, subject to certain customary exceptions and limitations. The obligations in respect of the 2021 Term Credit Facility, 2021 Revolving Credit Facility are secured on a pari passu first-priority basis (subject to certain permitted liens). The collateral consists of substantially all of the assets of LEG II Guarantor, LEG II Borrower and the subsidiary guarantors, subject to certain customary exceptions and limitations. Pursuant to the collateral agency agreement, proceeds of the collateral securing the facilities will be applied to the obligations under the 2021 Revolving Credit Facility prior to being applied to the obligations under the 2021 Term Credit Facility.

The 2021 Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants (including, among others, delivery of financial statements of LEG II Borrower and its subsidiaries) and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the Lenders under the 2021 Revolving Credit Facility are entitled to take various actions, including the acceleration of amounts due under the 2021 Revolving Credit Facility and all actions permitted to be taken by a secured creditor.

The 2021 Revolving Credit Facility contains negative covenants customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions; (iii) limitations on investments, loans and advances; (iv) limitations on dividends, distributions, redemptions and restricted payments; and (v) limitations on transactions with affiliates.

The 2021 Revolving Credit Facility contains financial covenants that require calculations at the end of each fiscal quarter for the period including four consecutives prior quarter then ended. The financial covenants require LEG II Borrower to comply with: (i) a minimum debt service coverage ratio of 1.10 to 1.00 and (ii) a maximum super senior leverage ratio of 1.25 to 1.00, each of which will be tested as of the last day of each fiscal quarter. The Company was in compliance with all financial covenants under the 2021 Revolving Credit Facility as of March 31, 2022.

13

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

12.	Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, sets forth a framework for measuring fair value and the required disclosures about fair value measurement of assets and liabilities. Fair value, under ASC 820, is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued. ASC 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of the fair value measurement hierarchy are as follows:

• Level 1 inputs:	Quoted market prices in active markets for identical assets or liabilities

• Level 2 inputs:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability as of the reporting date, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means

• Level 3 inputs:	Unobservable inputs used to measure fair value to the extent that observable inputs are not available

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company estimates the fair value of its asset retirement obligations (“ARO”) based on historical costs, discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. As there is no corroborating market activity to support the assumptions, the Company has historically designated these liabilities as Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in Note 13. Asset Retirement Obligations.

Other Fair Value Measurements

The Company’s financial instruments include cash, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. As a result of the short-term nature of the cash, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying value of these items approximates fair value. The Company’s nonfinancial assets, which are measured at fair value on a nonrecurring basis include property, plant and equipment, and goodwill.

14

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

13.	Asset Retirement Obligations

The Company records the fair value of ARO associated with tangible long-lived assets. The ARO primarily relates to our pipeline, compression, and processing facilities. The schedule below summarizes the changes in our asset retirement obligations during the three months ended March 31, 2022 (dollars in thousands):

March 31, 2022
Balance at the beginning of period	$9,685
Liabilities incurred	70
Settlement of liability	—
Disposition of LAH	—
Accretion	127

Balance at end of period	9,882
Less: current asset retirement obligations	(452)

Total long-term asset retirement obligations	$9,430

As of March 31, 2022, no assets are legally restricted for use in settling asset retirement obligations.

14.	Commitments and Contingencies

Capital Leases

The Company has certain leases that are classified as capital leases on the Condensed Consolidated Financial Statements. These leases include 10-year capital leases for electric high-voltage substation facilities with effective dates starting in the years 2017, 2018 and 2020, 36 to 50-month capital leases for vehicles with effective dates every year since 2019, and a 5-year lease for overnight housing at the processing plants with an effective date starting in 2021. The gross amount of assets recorded under capital leases as of March 31, 2022 was $15.4 million. As of March 31, 2022, the Company had capital lease liabilities of $10.5 million.

Future minimum lease payments, including interest, under the capital lease agreements as of March 31, 2022 are as follows (dollars in thousands):

Remainder of 2022	$2,284
2023	2,865
2024	2,659
2025	2,562
2026	2,241
Thereafter	1,361

Total minimum capital lease payments	$13,972

15

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Operating Leases

Approximate future minimum payments under non-cancellable operating leases and service agreements for office space, office and field equipment and services as of March 31, 2022 are as follows (dollars in thousands):

Remainder of 2022	$21,011
2023	1,234
2024	1,189
2025	—
2026	—
Thereafter	—

Total minimum operating lease and service agreement payments	$23,434

Operating lease expense was $10.9 million for the three months ended March 31, 2022.

Employment Severance Agreements

Certain members of our management are parties to severance agreements. The severance agreements provide those individuals with severance payments in certain circumstances and prohibit such individuals from, among other things, competing with the Company and its subsidiaries or disclosing confidential information during the employment period and for certain periods following the termination of employment.

Contingent Class B Unit Distributions

Subsequent to completion of the Recapitalization, LEG II issued new incentive awards through the issuance of Class B Membership Interests (“Class B Units”) to Lucid Energy Management II Investments, LLC (the “Management II Company”). A portion of the Class B Units with liquidity vesting terms (the “Liquidity Event Profits Units”) are subject to a contingent settlement feature. Pursuant to the terms of the Liquidity Event Profits Units agreement, vesting will occur upon the consummation of certain liquidity events and the Company meeting certain target investment returns before or in connection with a qualifying liquidity event. No value was assigned in the financial statements to the Liquidity Event Profits Units since a distribution to the holders was not probable at the end of the current reporting period. See Note 16. Incentive Plan Arrangements for additional discussion on the Liquidity Event Profits Units issued.

Environmental Issues

The operation of pipelines, plants and other facilities for the gathering, processing, transporting, stabilizing, storing, or disposing of natural gas, NGLs, crude oil, condensate, brine, and other products is subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. As an owner, partner, or operator of these facilities, we must comply with United States laws and regulations at the federal, state, and local levels that relate to air and water quality, hazardous and solid waste management and disposal, oil spill prevention, climate change, endangered species, and other environmental matters. The cost of planning, designing, constructing, and operating pipelines, plants, and other facilities must account for compliance with environmental laws and regulations and safety standards. Federal, state, or local administrative decisions, developments in the federal or state court systems, or other governmental or judicial actions may influence the interpretation and enforcement of environmental laws and regulations and may thereby increase compliance costs. Failure to comply with these laws and regulations may trigger a variety of administrative, civil, and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operations. However, we cannot provide assurance that future events, such as changes in existing laws, regulations, or enforcement policies, the promulgation of new laws or regulations, or the discovery or development of new factual circumstances will not cause the Company to incur material costs. Environmental regulations have historically become more stringent over time, and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation.

16

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Through acquisitions, the Company currently owns or leases properties that have historically been used in crude oil and condensate transportation and storage and natural gas gathering, treating, or processing. These properties have been operated by third parties over whose operations and practices we had no control. The Company is required, alone or in participation with prior property owners, to remove or remediate property contamination, if present, or to take action to prevent future contamination, if necessary.

As of March 31, 2022, based on currently known information, the Company does not anticipate future expenditures for compliance with environmental laws and regulations and environmental remediation obligations assumed from our historical acquisitions will have a material adverse effect on our results of operations, financial condition, or cash flows.

Legal Actions

The Company is periodically involved in claims asserted in the normal course of its business. We believe these actions are routine and incidental to the business. While the outcome of these actions cannot be predicted with certainty, we do not believe that any will have a material adverse impact on our business.

15.	Equity

Membership Interests as of and for the Three months Ended March 31, 2022

The Company had three types of membership interests as of the three months ended March 31, 2022. The membership interests consisted of (i) authorized Class A Membership Interests (“Class A Units,”) (ii) authorized Class B Units, and (iii) authorized Class D Membership Interests (“Class D Units”).

As of March 31, 2022, total Class A Units, authorized, issued, and outstanding were 1,019,162; Class B Units, authorized, issued, and outstanding were 100,000; and Class D Units, authorized, issued, and outstanding were 52,049. No value was initially assigned in the financial statements to the Class B Units granted due to the terms of the units including contingent conditions. See Note 16. Incentive Plan Arrangements. The Company’s Class A Units, Class B Units, and Class D Units were issued with no par value.

See Note 18. Equity included in the audited Consolidated Financial Statements of Lucid Energy Group II, LLC as of and for the year ended December 31, 2021 for additional discussion on the membership interests of the company.

16.	Incentive Plan Arrangements

Class B Units Awards

The Class B Units Awards were issued under the 2018 incentive plan. These Class B Units were issued as a class of membership interests that permit the holder thereof to receive a portion of the profits of LEGII which are in excess of certain target investment returns upon the consummation of certain liquidity events or distributions declared by the Board of Directors. LEGII issued all 100,000 of its authorized Class B Units to Management II Company to enable Management II Company to issue corresponding membership interests to its members. All members of Management II Company are also board members, employees, or former employees of a subsidiary of LEG II. Management II Company issued its Class B Units to its members during 2018 and subsequent periods. The Class B Units issued by Management II Company to its members represent an entitlement of the proceeds to be received from the LEG II Class B Units held by the Management II Company.

The maximum number of units that may be issued under the LEG II Class B Unit incentive plan is 100,000 units. The maximum number of Class B units that may be issued by Management II Company is also 100,000 units. As of March 31, 2022, 12,760 Class B Units were available for future grants. Each Class B Unit issued by Management II Company to employees, pursuant to the terms of the unit grant agreements, is automatically allocated 60% or 50% to units with time vesting terms, or Time Profits Units and 40% or 50% to units with liquidity vesting terms, or Liquidity Event Profits Units. The Company refers to the terms of the Time Profits Units issued by Management II Company to the employees to determine the requisite service period to recognize compensation expense.

17

LUCID ENERGY GROUP II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company recognized compensation expense related to the Time Profits Units of $0.4 million for the three months ended March 31, 2022.

Total unrecognized compensation expense related to unvested Time Profits Units expected to be recognized over the remaining weighted average vesting period of 1.6 years was $2.2 million as of March 31, 2022.

A summary of the status on non-vested Time Profits Units issued and the change during the three months ended March 31, 2022 is presented below:

	Number of Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2021	10,680	$417.13
Granted	—	—
Vested	(3,460)	417.13
Cancelled	—	—
Forfeited	(800)	—

Non-vested at March 31, 2022	6,420	$417.13

No compensation expense or liability was recognized as of and for the three months ended March 31, 2022 related to the Liquidity Event Profits Units as a future payment of compensation was not probable at March 31, 2022.

17.	Related Party Transactions

The Company entered certain transactions with J. Aron & Company, a wholly-owned subsidiary of one of the Company’s majority unitholders for the purchase and sale of natural gas.

In November 2021, the Company entered into an agreement with Goldman Sachs Lending Partners LLC, an affiliate to one of the Company’s majority unitholders, to act as a lead arranger of a debt refinancing transaction and has committed as a lender up to $27.5 million under a new revolving credit facility. For the three months ended March 31, 2022, the deferred financing amortization and interest expense associated with the related party transaction was immaterial. See Note 11. Notes Payable for additional information on the 2021 Revolving Credit Facility.

18.	Subsequent Events

In May 2022, LEG II Borrower and LEG II Guarantor entered into an agreement to increase the Company’s consolidated long-term notes payable and make a distribution to the Company’s investors. The transactions include the following:

•	Borrowed $310.0 million under the existing 2021 Term Credit Facility maturing in November 2028, net of a 2.639% original issuance discount;

•	Paid or incurred approximately $1.6 million in debt issuance costs.

Management has evaluated subsequent events through May 24, 2022, the date these Condensed Consolidated Financial Statements were available to be issued. No events or transactions other than those already described in these Condensed Consolidated Financial statements have occurred subsequent to the balance sheet date that might require recognition or disclosure in the Condensed Consolidated Financial Statements.

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